                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 14D-1

                             TENDER OFFER STATEMENT

                               (AMENDMENT NO. 1)

     (PURSUANT TO SECTION 14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                            ------------------------

                        DYNAMICS CORPORATION OF AMERICA
                           (Name of Subject Company)
                            ------------------------

                                CTS CORPORATION

                          CTS FIRST ACQUISITION CORP.

                                   (Bidders)

                     COMMON STOCK, PAR VALUE $.10 PER SHARE

                         (Title of Class of Securities)

                                  268039 10 4

                     (CUSIP Number of Class of Securities)

                                JOSEPH P. WALKER

                              Chairman, President

                          and Chief Executive Officer

                                CTS Corporation

                            905 West Boulevard North

                             Elkhart, Indiana 46314

                           Telephone: (219) 293-7511

            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)
                            ------------------------

                                   Copies to:

                            ROBERT A. PROFUSEK, ESQ.

                           Jones, Day, Reavis & Pogue

                              599 Lexington Avenue

                            New York, New York 10022

                           Telephone: (212) 326-3939

                                  MAY 16, 1997

     (DATE TENDER OFFER FIRST PUBLISHED, SENT OR GIVEN TO SECURITY HOLDERS)

       1.  CTS CORPORATION (EIN: 35-0225010)
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       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                  (a) / /
                                                                                             (b) /X/
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       3.  SEC USE ONLY
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       4.  SOURCE OF FUNDS
           BK
----------------------------------------------------------------------------------------------------
       5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
           2(e) or 2(f)                                                                          / /
----------------------------------------------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           Indiana
----------------------------------------------------------------------------------------------------
       7.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           100
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       8.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
           (7) EXCLUDES CERTAIN SHARES                                                           / /
----------------------------------------------------------------------------------------------------
       9.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN
           ROW (7)
           0.0%
----------------------------------------------------------------------------------------------------
      10.  TYPE OF REPORTING PERSON
           CO
----------------------------------------------------------------------------------------------------

       1.  CTS FIRST ACQUISITION CORP. (EIN: Applied For)
----------------------------------------------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                  (a) / /
                                                                                             (b) /X/
----------------------------------------------------------------------------------------------------
       3.  SEC USE ONLY
----------------------------------------------------------------------------------------------------
       4.  SOURCE OF FUNDS
           BK
----------------------------------------------------------------------------------------------------
       5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
           IS REQUIRED PURSUANT TO ITEMS 2(e) or 2(f)                                            / /
----------------------------------------------------------------------------------------------------
       6.  CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
----------------------------------------------------------------------------------------------------
       7.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           0
----------------------------------------------------------------------------------------------------
       8.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
           EXCLUDES CERTAIN SHARES                                                               / /
----------------------------------------------------------------------------------------------------
       9.  PERCENT OF CLASS REPRESENTED BY AMOUNT
           IN ROW (7)
           0%
----------------------------------------------------------------------------------------------------
      10.  TYPE OF REPORTING PERSON
           CO
----------------------------------------------------------------------------------------------------

    This Amendment No. 1 amends the Tender Offer Statement on Schedule 14D-1 filed with the Securities and Exchange Commission on May 16, 1997 by CTS Corporation, an Indiana corporation ("CTS") and CTS First Acquisition Corp, a New York corporation and a wholly owned subsidiary of CTS. Filed herewith is the amended Offer To Purchase as mailed to the holders of the issued and outstanding shares of Common Stock of Dynamics Corporation of America.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

    (a) (1) Offer to Purchase, dated May 16, 1997.

       (2) Letter of Transmittal.*

       (3) Notice of Guaranteed Delivery.*

       (4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

       (5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other
            Nominees.*

       (6) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

       (7) Summary Advertisement being published on May 16, 1997.*

    (b) Not applicable

    (c) (1) Agreement and Plan of Merger, dated as of May 9, 1997, among CTS, Purchaser and the Company. (Incorporated herein by reference to Exhibit 2 to Amendment No. 46 to the Schedule 13D of Dynamics Corporation of America, filed May 12, 1997, with respect to its investment in CTS Corporation.)

       (2) Employment Agreement, dated as of May 9, 1997, by and between CTS and Joseph P. Walker.*

       (3) Employment Agreement, dated as of May 9, 1997, by and among CTS, the Company and Andrew Lozyniak. (Incorporated herein by reference to Exhibit 10.4 to Dynamics Corporation of America's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.)

       (4) Employment Agreement, dated as of May 9, 1997, by and among CTS, the Company and Patrick J. Dorme. (Incorporated herein by reference to Exhibit 10.5 to Dynamics Corporation of America's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.)

       (5) Employment Agreement, dated as of May 9, 1997, by and among CTS, the Company and Henry V. Kensing. (Incorporated herein by reference to Exhibit 10.6 to Dynamics Corporation of America's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.)

    (d) Not applicable.

    (e) Not applicable.

    (f) Not applicable.

------------------------

*   Previously filed.

                                   SIGNATURE

    After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 19, 1997             CTS CORPORATION

                                By:             /s/ JOSEPH P. WALKER
                                     ------------------------------------------
                                                  Joseph P. Walker
                                                Chairman, President
                                            and Chief Executive Officer

                                CTS FIRST ACQUISITION CORP.

                                By:           /s/ /S/ JOSEPH P. WALKER
                                     ------------------------------------------
                                                  Joseph P. Walker
                                                     President

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                                                                                         PAGE
---------                                                                                                    -----------
(a) (1)    Offer to Purchase, dated May 16, 1997.
   (2)     Letter of Transmittal.*
   (3)     Notice of Guaranteed Delivery.*
   (4)     Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*
   (5)     Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other
           Nominees.*
   (6)     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
   (7)     Summary Advertisement being published on May 16, 1997.*
(b)        Not applicable.
(c) (1)    Agreement and Plan of Merger, dated as of May 9, 1997, among CTS, Purchaser and the Company.
           (Incorporated herein by reference to Exhibit 2 to Amendment No. 46 to the Schedule 13D of
           Dynamics Corporation of America, filed May 12, 1997, with respect to its investment in CTS
           Corporation.)
   (2)     Employment Agreement, dated as of May 9, 1997, by and between CTS and Joseph P. Walker.*
   (3)     Employment Agreement, dated as of May 9, 1997, by and among CTS, the Company and Andrew
           Lozyniak. (Incorporated herein by reference to Exhibit 10.4 to Dynamics Corporation of America's
           Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.)
   (4)     Employment Agreement, dated as of May 9, 1997, by and among CTS, the Company and Patrick J.
           Dorme. (Incorporated herein by reference to Exhibit 10.5 to Dynamics Corporation of America's
           Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.)
   (5)     Employment Agreement, dated as of May 9, 1997, by and among CTS, the Company and Henry V.
           Kensing. (Incorporated herein by reference to Exhibit 10.6 to Dynamics Corporation of America's
           Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.)
(d)        Not applicable.
(e)        Not applicable.
(f)        Not applicable.

------------------------

*   previously filed